American Homes 4 Rent Reports Third Quarter 2013 Financial Results

Funds from operations of $0.09 per FFO share

Declaration of initial quarterly distribution on Class A common shares

Continued growth in number of owned and leased homes

Closing of initial public offering

Increase of credit facility and extension of term

Closing of offering of Series A participating preferred shares

AGOURA HILLS, Calif., Nov. 7, 2013 /PRNewswire/ -- American Homes 4 Rent (NYSE: AMH) ("AMH", "we" or "us") today announced its financial and operating results for the quarter ended September 30, 2013.

Highlights

  Funds from operations ("FFO") for the third quarter was $19.6 million or $0.09 per FFO share
  Revenues were $49.5 million for the three months ended September 30, 2013, a 173% increase from the $18.1 million reported for the three months ended June 30, 2013
  Net operating income from leased properties ("NOI") for the three months ended September 30, 2013 was $31.2 million, a 191% increase from the $10.7 million reported for the three months ended June 30, 2013
  Declared initial quarterly distribution of $0.05 per Class A common share and $0.229167 per Series A participating preferred share
  Grew portfolio to 21,267 single-family properties as of September 30, 2013 from 18,326 as of June 30, 2013
  Continued strong occupancy with 96.2% of properties leased that have been rent-ready for more than 90 days and total portfolio occupancy of 67.6%
  4,602 properties leased during the three months ended September 30, 2013, for a total of 14,384 leased properties as of the end of the third quarter
  Completed initial public offering and concurrent private placements together with full exercise of the underwriters' option to purchase additional Class A common shares

"We are very pleased to complete our first year as a company in the single family homes rental space and our first quarter as a public company. During the quarter, we continued to execute on our core strategic initiatives to acquire and renovate rental homes in select markets and lease them at attractive yields, resulting in triple digit percentage increases in revenues and net operating income. We are excited about our tremendous progress for the quarter resulting in $0.09 per FFO share of funds from operations for our investors. As a result, our Board of Trustees has declared the Company's first quarterly distribution in the amount of $0.05 per share. In addition, our public platform now allows us to evaluate and access additional sources of capital to fuel our growth," said David P. Singelyn, AMH's Chief Executive Officer.

Third Quarter 2013 Financial Results

AMH had total revenues of $49.5 million for the third quarter of 2013, an increase of 173% over the $18.1 million in total revenues for the second quarter of 2013. The growth in revenues resulted from strong leasing activity during the third quarter with 4,602 new leases signed during the period. AMH reported a net loss of $3.9 million for the third quarter of 2013.

AMH had NOI of $31.2 million for the third quarter of 2013, an increase of 191% over the $10.7 million reported for the second quarter of 2013. This increase is primarily due to the significant growth in rental income resulting from a substantially larger number of leased properties. NOI is a supplemental non-GAAP financial measure that we define as rents from single-family properties less property operating expenses for leased single-family properties. A reconciliation from net income / (loss) to NOI is included in a schedule accompanying this press release.

"We are pleased with the continued execution of our business strategy during the quarter, especially with signing 4,602 new leases and maintaining high occupancy levels across the select markets in which we operate," said Jack Corrigan, AMH's Chief Operating Officer.

Properties

AMH had 21,267 properties as of September 30, 2013, compared to 18,326 properties as of June 30, 2013, a 16% increase in our portfolio during the third quarter. From October 1, 2013 through October 31, 2013, we acquired approximately 600 additional properties, bringing our total portfolio to approximately 21,900 single-family properties.

The following table provides a summary of properties in which AMH had an interest as of September 30, 2013:

						Averages per Property
	Properties (1)		Net Book Value				Property
Market	Units	% of Total	$ millions	% of Total	Avg. per Property	Square Footage	Age (years)
Dallas-Fort Worth, TX	1,861	8.8%	$ 288	8.1%	$ 154,462	2,200	10.2
Indianapolis, IN	1,845	8.7%	267	7.6%	144,937	1,879	11.6
Greater Chicago area, IL and IN	1,443	6.8%	211	6.0%	146,525	1,855	12.3
Atlanta, GA	1,341	6.3%	217	6.1%	161,604	2,163	13.0
Houston, TX	1,094	5.1%	189	5.4%	173,135	2,303	9.6
Cincinnati, OH	1,075	5.1%	183	5.2%	170,564	1,845	11.9
Phoenix, AZ	962	4.5%	144	4.1%	149,210	1,811	11.3
Charlotte, NC	961	4.5%	163	4.6%	169,379	1,947	10.7
Nashville, TN	905	4.3%	181	5.1%	200,107	2,190	9.5
Jacksonville, FL	893	4.2%	129	3.7%	144,870	1,926	9.6
All Other (2)	8,887	41.7%	1,558	44.1%	175,312	1,904	10.9
Total / Average	21,267	100.0%	$ 3,530	100.0%	$ 165,985	1,969	11.0

(1)	Includes 377 properties in which we hold an approximate one-third interest.
(2)	Represents 32 markets in 19 states.

Leasing Experience

The following table summarizes our leasing experience through September 30, 2013:

Market	Leased (1)	Available for Rent 30+ Days (2)	Available for Rent 90+ Days (3)	30+ Days Occupancy % (4)	90+ Days Occupancy % (5)	Average Annual Scheduled Rent Per Property
Dallas-Fort Worth, TX	1,144	1,206	1,178	94.9%	97.1%	$ 17,521
Indianapolis, IN	1,238	1,413	1,250	87.6%	99.0%	14,669
Greater Chicago area, IL and IN	574	671	602	85.5%	95.3%	19,171
Atlanta, GA	973	1,021	1,011	95.3%	96.2%	15,930
Houston, TX	613	639	622	95.9%	98.6%	18,193
Cincinnati, OH	664	717	676	92.6%	98.2%	16,760
Phoenix, AZ	756	832	809	90.9%	93.4%	13,219
Charlotte, NC	680	758	691	89.7%	98.4%	15,470
Nashville, TN	721	762	738	94.6%	97.7%	17,787
Jacksonville, FL	636	649	644	98.0%	98.8%	15,663
All Other (6)	5,152	6,003	5,445	85.8%	94.6%	16,615
Total / Average	13,151	14,671	13,666	89.6%	96.2%	$ 16,417

(1)	Includes leases on properties for which we have completed renovations and excludes leases with tenants existing at the date of acquisition ("Stabilized Properties").
(2)

Available for Rent 30+ Days represents the number of properties that have been leased after we have completed renovations or are available for rent (i.e., "rent-ready") for a period of greater than 30 days.

(3)

Available for Rent 90+ Days represents the number of properties that have been leased after we have completed renovations or are available for rent (i.e., "rent-ready") for a period of greater than 90 days.

(4)	Occupancy percentage is computed by dividing the number of leased properties by the number of properties available for rent 30+ days.
(5)	Occupancy percentage is computed by dividing the number of leased properties by the number of properties available for rent 90+ days.
(6)	Represents 32 markets in 19 states.

Capital activities and recent announcements

As previously announced, AMH completed its IPO in August 2013 and the underwriters exercised in full their option to purchase additional shares. The IPO, together with the proceeds from the concurrent private placements of Class A common shares to American Homes 4 Rent, LLC and the Alaska Permanent Fund Corporation, provided AMH with gross proceeds of $886.8 million, before underwriters' discounts and offering costs.

Also as recently announced, in September 2013, AMH increased the borrowing capacity under its credit facility to $800 million and extended the date when amounts borrowed need to be repaid to September 2018. Maximum borrowings under the credit facility are generally based on a borrowing base as calculated in accordance with the agreement. Borrowings are available until March 2015, which may be extended for an additional year subject to the satisfaction of certain financial covenant tests. The credit facility bears interest at 30 day LIBOR plus 2.75% (3.125% beginning in March 2017) and had total outstanding borrowings of $135 million as of October 25, 2013.

In October 2013, AMH closed on a public offering of 4,400,000 of its 5% Series A Participating Preferred Shares for gross proceeds of approximately $110 million. The Series A Participating Preferred Shares have an initial liquidation preference of $25 per share that may be increased by an additional amount based on home price appreciation in AMH's top 20 markets as determined by the Federal Housing Finance Agency's House Price Index, as described in the prospectus for the securities. On November 5, 2013, the underwriters advised AMH of their intention to exercise their full over-allotment option to purchase an additional 660,000 5% Series A Participating Preferred Shares. The transaction is expected to close on November 8, 2013 and would result in additional gross proceeds of approximately $16.5 million to the Company. The Series A Participating Preferred Shares are traded on the New York Stock Exchange under the symbol "AMHPRA."

AMH announced during the quarter that its common shares had been added to the Russell 1000 and Russell 3000 indexes effective October 1, 2013.

Declarations of distributions

On November 7, 2013, the Board of Trustees declared the initial quarterly distribution of $0.05 per Class A common share payable on January 10, 2014 to shareholders of record on December 15, 2013. The Board of Trustees also declared the initial pro-rated quarterly dividend of $0.229167 per share on the Company's 5% Series A Participating Preferred Shares payable on December 31, 2013 to shareholders of record on December 15, 2013. "We are pleased with the declaration of these initial dividends, providing a measure of liquidity to our shareholders," said Peter J. Nelson, Chief Financial Officer.

Additional information

A copy of AMH's Third Quarter 2013 Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.

A registration statement relating to the 5% Series A Participating Preferred Shares was declared effective by the Securities and Exchange Commission on October 18, 2013. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful before registration or qualification thereof under the securities laws of any such state or jurisdiction.

Conference Call

A conference call is scheduled on Friday, November 8, 2013, at 12:00 p.m. Eastern Time to discuss AMH's financial results for the quarter ended September 30, 2013 and to provide an update on its business. The domestic dial-in number is (800) 434-1335 (for U.S. and Canada) and the international dial-in number is (404) 920-6442 (conference ID number for both domestic or international is 555521#). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under "For Investors." A replay of the conference call may be accessed through November 22, 2013 by calling (800) 920-7487 (U.S. and Canada) or (404) 920-1710 (international) or by using the link at www.americanhomes4rent.com, under "For Investors." All forms of replay utilize conference ID number 555521#.

About American Homes 4 Rent

American Homes 4 Rent is an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating high-quality single-family homes as rental properties. As of September 30, 2013, we owned 21,267 single-family properties in selected submarkets in 22 states. The Company is a member of the Russell 1000 and Russell 3000 indexes. For more information, visit americanhomes4rent.com.

Forward-Looking Statements

This press release contains "forward-looking statements." These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "intend," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that our self-managed platform will provide an efficient structure for both current operations and future growth, our ability to continue growing our single-family home portfolio and expanding our business across many fronts and our continuing opportunity to acquire quality homes. AMH has based these forward-looking statements on its current expectations and assumptions about future events. While AMH's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond AMH's control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. AMH undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of AMH in general, see AMH's prospectus dated October 18, 2013, included in Amendment No. 2 to our Registration Statement on Form S-11 (File No. 333-191015) filed with the Securities and Exchange Commission on October 18, 2013.

Non-GAAP Financial Measures

This press release and the Third Quarter Supplemental Information Package include FFO and NOI, which are non-GAAP financial measures. We believe these are helpful to understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same way we do, FFO and NOI may not be comparable among REITs. In addition, FFO and NOI are not substitutes for net income / (loss) or cash flow from operations, as defined by GAAP, as measures of our liquidity, operating performance or our ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Supplemental Information Package.

Contact: Peter J. Nelson
Tel: (310) 774-5394
American Homes 4 Rent

American Homes 4 Rent Condensed Consolidated Balance Sheets (Amounts in thousands, except share information)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Single-family properties:
Land	$ 668,336	$ 96,139
Buildings and improvements	2,896,559	411,706
	3,564,895	507,845
Less: accumulated depreciation	(34,773)	(2,132)
Single-family properties, net	3,530,122	505,713
Cash and cash equivalents	158,065	397,198
Restricted cash for resident security deposits	21,282	-
Rent and other receivables	6,758	6,586
Escrow deposits, prepaid expenses and other assets	23,861	11,961
Deferred costs and other intangibles, net	24,518	-
Goodwill	120,655	-
Total assets	$ 3,885,261	$ 921,458

Liabilities
Credit facility	$ 238,000	$ -
Accounts payable and accrued expenses	91,637	11,282
Amounts payable to affiliates	1,012	5,012
Contingently convertible Series E units liability	65,319	-
Total liabilities	395,968	16,294

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 184,856,219 and 38,663,998 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1,848	387
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 and 667 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	6	-
Additional paid-in capital	2,809,829	914,565
Accumulated deficit	(39,686)	(10,278)
Total shareholders' equity	2,771,997	904,674

Noncontrolling interest	717,296	490
Total equity	3,489,293	905,164

Total liabilities and equity	$ 3,885,261	$ 921,458

American Homes 4 Rent Condensed Consolidated Statements of Operations (Amounts in thousands, except share information) (Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Revenues:
Rents from single-family properties	$ 48,743	$ 983	$ 72,887	$ 1,263
Other	720	-	1,255	-
Total revenues	49,463	983	74,142	1,263

Expenses:
Property operating expenses
Leased single-family properties	17,579	360	26,941	493
Vacant single-family properties and other	7,873	517	13,993	635
General and administrative expense	2,742	2,291	5,178	3,948
Advisory fees	-	-	6,352	-
Interest expense	-	-	370	-
Noncash share-based compensation expense	153	-	606	-
Acquisition fees and costs expensed	496	-	3,985	-
Depreciation and amortization	24,043	490	37,827	592
Total expenses	52,886	3,658	95,252	5,668

Gain on remeasurement of equity method investment	-	-	10,945	-
Remeasurement of Series E units	(438)	-	(438)	-

Loss from continuing operations	(3,861)	(2,675)	(10,603)	(4,405)

Discontinued operations
Gain on disposition of assets	-	-	904	-
Income from discontinued operations	-	-	104	-
Total income from discontinued operations	-	-	1,008	-

Net loss	(3,861)	(2,675)	(9,595)	(4,405)

Noncontrolling interest	3,798	-	9,357	-
Conversion of preferred units	-	-	10,456	-

Net loss attributable to common shareholders	$ (7,659)	$ (2,675)	$ (29,408)	$ (4,405)

Weighted average shares outstanding - basic and diluted	162,725,150	3,301,667	102,729,661	3,301,667

Net loss per share - basic and diluted (1):
Loss from continuing operations	$ (0.05)	$ (0.81)	$ (0.30)	$ (1.33)
Discontinued operations	-	-	0.01	-
Net loss attributable to common shareholders
per share - basic and diluted (1)	$ (0.05)	$ (0.81)	$ (0.29)	$ (1.33)

(1)

Due to inherent complexity of the above condensed consolidated financial statements as a result of the transactions completed between entities under common control, AMH does not consider the historical net loss per share computations as meaningful.

American Homes 4 Rent Condensed Consolidated Statements of Equity (Amounts in thousands, except share information) (Unaudited)

	Class A common shares		Class B common shares
					Additional
	Number		Number		paid-in	Accumulated	Shareholders'	Noncontrolling	Total
	of shares	Amount	of shares	Amount	capital	deficit	equity	interest	equity
Balances at
December 31, 2012	38,663,998	$ 387	667	$ -	$ 914,565	$ (10,278)	$ 904,674	$ 490	$ 905,164

Issuances of Class A
common shares, net
of offering costs
of $85,984	102,141,544	1,021	-	-	1,547,259	-	1,548,280	-	1,548,280

2,770 Property
Contribution	-	-	634,408	6	(356,453)	-	(356,447)	391,701	35,254

Settlement of
subscription agreement	434,783	4	-	-	(4)	-	-	-	-

Management
Internalization	-	-	-	-	-	-	-	65,188	65,188

Alaska Joint Venture
Acquisition	43,609,394	436	-	-	703,856	-	704,292	200,195	904,487

RJ Joint Ventures
Acquisition	-	-	-	-	-	-	-	61,060	61,060

Share-based
compensation	6,500	-	-	-	606	-	606	-	606

Distributions to
noncontrolling
interests	-	-	-	-	-	-	-	(11,195)	(11,195)

Formation of consolidated
joint venture	-	-	-	-	-	-	-	500	500

Conversion of
preferred units	-	-	-	-	-	(10,456)	(10,456)	-	(10,456)

Net loss	-	-	-	-	-	(18,952)	(18,952)	9,357	(9,595)

Balances at
September 30, 2013	184,856,219	$ 1,848	635,075	$ 6	$ 2,809,829	$ (39,686)	$ 2,771,997	$ 717,296	$ 3,489,293

Non-GAAP Financial Measures

Funds from Operations

The following is a reconciliation of net loss attributable to common shareholders to FFO for the three months ended September 30, 2013 (amounts in thousands, except share and per share information):

For the Three
Months Ended
September 30, 2013
Net loss attributable to common shareholders	$ (7,659)
Adjustments:
Noncontrolling interests in the Operating Partnership	4,028
Depreciation and amortization of real estate assets	23,211
Funds from operations	$ 19,580

Weighted average number of FFO shares (1)	216,348,416

FFO per weighted average FFO share	$ 0.09

(1)

Includes 162,725,150 weighted average Class A common shares and Class B common shares outstanding for the three months ended September 30, 2013 and assumes full conversion of all Operating Partnership units outstanding, including 13,787,292 Class A units, 31,085,974 Series C units, 4,375,000 Series D units and 4,375,000 Series E units.

We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), which defines FFO as net income or loss calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

We present FFO and FFO per FFO share because we consider FFO to be an important measure of the performance of real estate companies, as do many analysts in evaluating our Company. We believe that FFO is a helpful measure of a REIT's performance since FFO excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. FFO and FFO per FFO share are not a substitute for our cash flow or net loss per share as a measure of our liquidity or operating performance or our ability to pay dividends. Because other REITs may not compute FFO in the same manner, FFO may not be comparable among REITs.

Reconciliation of Net Operating Income to Net Income / (Loss)

NOI is a supplemental non-GAAP financial measure that AMH defines as rents from single-family properties, less property operating expenses for leased single-family properties. NOI excludes income from discontinued operations, gain on remeasurement of equity method investment, remeasurement of Series E units, depreciation and amortization, acquisition fees and costs expensed, noncash share-based compensation expense, interest expense, advisory fees, general and administrative expense, property operating expenses for vacant single-family properties and other and other revenues.

AMH considers NOI to be a meaningful financial measure because we believe it is helpful to investors in understanding the operating performance of our leased single-family properties. It should be considered only as a supplement to net income / (loss) as a measure of our performance. NOI should not be used as a measure of AMH's liquidity, nor is it indicative of funds available to fund AMH's cash needs, including its ability to pay dividends or make distributions. NOI also should not be used as a substitute for net income / (loss) or net cash flows from operating activities (as computed in accordance with GAAP).

The following is a reconciliation of NOI to net income / (loss) as determined in accordance with GAAP (amounts in thousands):

	Three Months Ended
	September 30, 2013	June 30, 2013
Net income / (loss)	$ (3,861)	$ 1,123
Income from discontinued operations	-	(986)
Gain on remeasurement of equity method investment	-	(10,945)
Remeasurement of Series E units	438	-
Depreciation and amortization	24,043	10,879
Acquisitions fees and costs expensed	496	2,099
Noncash share-based compensation expense	153	279
Interest expense	-	-
Advisory fees	-	3,610
General and administrative expense	2,742	811
Property operating expenses for vacant single-family properties and other	7,873	4,391
Other revenues	(720)	(535)
Net operating income	$ 31,164	$ 10,726